Exhibit 99.1

CONTACTS:
Investors
InvestorRelations@mercantilcb.com
(305) 460-8728

Media
media@mercantilcb.com
(305) 441-8414

For Release:

5:15 P.M.

November 23, 2018

AMERANT ANNOUNCES NEW NON-EXECUTIVE CHAIRMAN

CORAL GABLES, FL (November 23, 2018) Mercantil Bank Holding Corporation (NASDAQ: AMTB and AMTBB) (the “Company”) announced today the election of Frederick C. Copeland, Jr. (“Rick”), an independent director of the Company, to succeed Gustavo Vollmer as Chairman of the Board following the completion of the Company’s public offering of its Class A Common Stock. Mr. Copeland will serve as a non-executive Chairman. Millar Wilson, the Company’s CEO, the management team and directors will continue unchanged.

Mr. Vollmer stated:

“Since late 2017, we have been remaking the Company to be independent of Mercantil Servicios Financieros, C.A. We reorganized the Company’s management team at the beginning of 2018 to strengthen it and provide management succession. The Company and its team, including Rick and our other directors, have made significant accomplishments in becoming independent. We are all pleased that Rick will succeed me to guide the Company’s continued success. Rick, Millar, the Company and its management have my full support, and I look forward to continuing to work with them as a director.”

Mr. Copeland has been an independent director of the Company since 2007. He has a long career as a director and leader of financial services businesses. Among other leadership positions, he has been chief executive officer of Fleet Bank, N.A. Connecticut, Citibank Canada and Aetna International.

Millar Wilson, CEO, stated:

“This is the result of long-term planning. Gustavo has provided superb guidance and leadership to the Company. We are very pleased that he is continuing as a Company director and shareholder, and will be an active participant in our common stock offering.

Rick has tremendous experience with us and our industry. Rick’s guidance has been invaluable to the Company and me as we have transitioned to an independent U.S. public company. He is an active member of our Board, who makes significant contributions to our governance and strategy. We look forward to his expanded role as non-executive Chairman as we implement our strategy for profitable growth.”

* * *

The Company is a bank holding company headquartered in Coral Gables, Florida. The Company operates through its subsidiaries, Amerant Bank, N.A. (the “Bank”), Amerant Investments, Inc. and Amerant Trust, N.A. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services. The Bank, which has operated for almost 40 years, is the largest community bank headquartered in Florida. Amerant Bank operates 23 banking centers – 15 in South Florida and 8 in the Houston, Texas area, as well as a commercial real estate loan production office in New York City.

Visit our investor relations page at https://investor.mercantilbank.com for additional information.

This is not an offer to sell, nor a solicitation of an offer to purchase any securities.

2